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                       LOUISVILLE GAS AND ELECTRIC COMPANY

                        By-Laws Adopted November 7, 1956
                         As Amended Through May 4, 1998

                                   Article I.

                            Meetings of Stockholders

Section 1. The Annual Meeting of the stockholders of the Company shall be held at a location in or out of Kentucky at a time and date to be fixed by the Board of Directors each year. Notice of the annual meeting shall be mailed to each stockholder entitled to notice at least ten (10) days before the Annual Meeting.

Section 2. Except as otherwise mandated by Kentucky law and except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, special meetings of stockholders may be called only by the President of the Company or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. For purposes of these By-Laws, the phrase "Company's Amended Articles of Incorporation" shall mean the Amended Articles of Incorporation of Louisville Gas and Electric Company as in effect on February 1, 1987, and as thereafter amended from time to time.

Section 3. A stockholder may vote in person or by proxy, filed with the Secretary of the Company before or immediately upon the convening of the meeting.

Section 4. Any action required or permitted to be taken by the stockholders of the Company at a meeting of such holders may be taken without such a meeting only if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

Section 5. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly be requested to be brought before the meeting by a stockholder. For business to be properly requested to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company,
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not less than 90 days prior to the meeting; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 100 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business,
(c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 5. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 5, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

                                   Article II.

                               Board of Directors

Section 1. (a) The number of directors of the Company shall be fixed from time to time by the Board of Directors, but shall be no fewer than nine (9) and no more than twenty (20). The Board of Directors may elect one of its members as Chairman of the Board. Regular meetings of the Board of Directors shall be held at such time and place as may be fixed by the Board of Directors. Except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1989, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1990, with each member of each class to hold office until his successor is elected and qualified. At each annual meeting of the stockholders of the Company and except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.


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      (b) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in Section 2 of Article IV of these By-Laws.

      (c) Except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      (d) Except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the Company's stock entitled to vote generally (as defined in Article Eighth of the Company's Amended Articles of Incorporation), voting together as a single class. Notwithstanding the foregoing provisions of this Paragraph (d), if at any time any stockholders of the Company have cumulative voting rights with respect to the election of directors and less than the entire Board of Directors is to be removed, no director may be removed from office if the votes cast against his removal would be sufficient to elect him as a director if then cumulatively voted at an election of the class of directors of which he is a part.

Section 2. Regular Meetings shall be held at such time and place as may be fixed by the Board of Directors.

Section 3. Special Meetings of the Board of Directors shall be held at the call of the Chairman or of the President, or, in their absence, of a Vice President, or at the request in writing of not less than three (3) members of the Board.

Section 4. Regular and Special Meetings may be held outside of the State of Kentucky.

Section 5. Notices of Regular and Special Meetings shall be sent to each director at least one (1) day prior to the meeting.

Section 6. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or by the Company's Amended Articles of Incorporation. Unless otherwise provided by law, at each meeting of the Board of Directors, the presence of a majority of the total number of directors


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shall constitute a quorum for the transaction of business. Except as provided in
Section l(c) of this Article II, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may by majority vote adjourn the meeting from time to time until a quorum shall attend.

Section 7. Directors may receive such fees or compensation for their services as may be authorized by resolution of the Board of Directors. In addition, expenses of attendance, if any, may be allowed for attendance at each regular or special meeting.

Section 8. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution, shall have and exercise all the authority of the Board of Directors, but no such committee shall have the authority to take action that under Kentucky law can only be taken by a board of directors.

                                  Article III.

                                    Officers

Section 1. The officers of the Company shall be a Chief Executive Officer, President, Chief Financial Officer, one or more Vice Presidents, Secretary, Treasurer, Controller and such other officers (including, if so directed by a resolution of the Board of Directors, Chairman of the Board) as the Board may from time to time elect or appoint. Any two of the offices may be combined in one person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity. Officers are to be elected by the Board of Directors of the Company at the first meeting of the Board following the annual meeting of stockholders and, unless otherwise specified by the Board of Directors, shall be elected to hold office for one year or until their successors are elected and qualified. Any vacancy shall be filled by the Board of Directors, provided that the Chief Executive Officer may fill such a vacancy until the Board of Directors shall elect a successor. Except as provided below, officers shall perform those duties usually incident to the office or as otherwise required by the Board of Directors, the Chief Executive Officer, or the officer to whom they report. An officer may be removed with or without cause and at any time by the Board of Directors or by the Chief Executive Officer.

                             Chief Executive Officer

Section 2. The Chief Executive Officer of the Company shall have full charge of all of the affairs of the Company, shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, at meetings of the Board of Directors.

                                    President

Section 3. The President shall exercise the functions of the Chief Executive Officer during the absence or disability of the Chief Executive Officer.


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                             Chief Financial Officer

Section 4. The Chief Financial Officer of the Company shall have full charge of all of the financial affairs of the Company, including maintaining accurate books and records, meeting all reporting requirements and controlling Company funds.

                                 Vice Presidents

Section 5. The Vice President or Vice Presidents may be designated as Vice President, Senior Vice President or Executive Vice President, as the Board of Directors or Chief Executive Officer may determine.

                                    Secretary

Section 6. The Secretary shall be present at and record the proceedings of all meetings of the Board of Directors and of the stockholders, give notices of meetings of Directors and stockholders, have custody of the seal of the Company and affix it to any instrument requiring the same, and shall have the power to sign certificates for shares of stock of the Company.

                                    Treasurer

Section 7. The Treasurer shall have charge of all receipts and disbursements of the Company and be custodian of the Company's funds.

                                   Controller

Section 8. The Controller shall have charge of the accounting records of the Company.

                              Chairman of the Board

Section 9. In the event the Board of Directors elects a Chairman of the Board and designates by resolution that the Chairman of the Board shall be an officer of the corporation, the Chairman of the Board shall preside at all meetings of the Board of Directors and serve the corporation in an advisory capacity.

                                   Article IV.

               Capital Stock Certificates and Director Nominations

Section 1. The Board of Directors shall approve all stock certificates as to form. The certificates for the various classes of stock, issued by the Company, shall be printed or engraved with the facsimile signatures of the President and Secretary and a facsimile seal of the Company. The Board of Directors shall appoint transfer agents to issue and transfer certificates of stock, and registrars to register said certificates.


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Section 2. Except as otherwise provided in or fixed by or pursuant to the provisions of Article Fourth of the Company's Amended Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director or directors at a stockholders' meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 90 days in advance of such meeting; provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 100 days prior to the meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the tenth day following the date on which notice of such meeting was first communicated to stockholders. Each such notice shall set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                                   Article V.

                             Lost Stock Certificates

      The Board of Directors may, in its discretion, direct that a new certificate or certificates of stock be issued in place of any certificate or certificates of stock theretofore issued by the Company, alleged to have been stolen, lost or destroyed, and the Board of Directors when authorizing the issuance of such new certificate or certificates may, in its discretion, and as a condition precedent thereto, require the owner of such stolen, lost or destroyed certificate or certificates or the legal representatives of such owner, to give to the Company, its transfer agent or agents, its registrar or registrars, as may be authorized or required to sign and countersign such new certificate or certificates, a corporate surety bond in such sum as it may direct as indemnity against any claim or claims that may be made against the Company, its transfer agent or agents, its registrar or registrars, for or in respect to the shares of stock represented by the certificate or certificates alleged to have been stolen, lost or destroyed.


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                                   Article VI.

                              Dividends on Preferred Stock

      Dividends upon the 5% Cumulative Preferred Stock, $25 Par value, if declared, shall be payable on January 15, April 15, July 15 and October 15 of each year. If the date herein designated for the payment of any dividend shall, in any year, fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

      Dividends in respect of each share of $8.90 Cumulative Preferred Stock (without par value) of the Company shall be payable on October 16, 1978, when and as declared by the Board of Directors of the Company, to holders of record on September 29, 1978, and shall accrue from the date of original issuance of said series. Thereafter, such dividends shall be payable on January 15, April 15, July 15, and October 15 in each year (or the next business day thereafter in each case), when and as declared by the Board of Directors of the Company, for the quarter-yearly period ending on the last business day of the preceding month.

      Dividends in respect of each share of Preferred Stock, Auction Series A (without par value), of the Company shall be payable when and as declared by the Board of Directors of the Company, on the dates and in the manner set forth in the Amendment to the Articles of Incorporation of the Company setting forth the terms of such series.

      Dividends in respect of each share of $5.875 Cumulative Preferred Stock, of the Company shall be payable when and as declared by the Board of Directors of the Company, on the dates and in the manner set forth in the Amendment to the Articles of Incorporation of the Company setting forth the terms of such series.

                                  Article VII.

                                     Finance

Section 1. The Board of Directors shall designate the bank or banks to be used as depositories of the funds of the Company and shall designate the officers and employees of the Company who may sign and countersign checks drawn against the various accounts of the Company. The Board of Directors may authorize the use of facsimile signatures on checks drawn against certain bank accounts of the Company.

Section 2. Notes shall be signed by the President and either a Vice President or the Treasurer. In the absence of the President, notes shall be signed by two Vice Presidents, or a Vice President and the Treasurer.


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                                  Article VIII.

                                      Seal

      The seal of this Company shall be in the form of a circular disk, bearing the following information:

                      ( Louisville Gas and Electric Company )
                      (   Incorporated Under the Laws of    )
                      (              Kentucky               )
                      (                Seal                 )
                      (                1913                 )

                                   Article IX.

                                   Amendments

      Subject to the provisions of the Company's Amended Articles of Incorporation, these By-Laws may be amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by the holders of at least a majority of the voting power of the shares represented and entitled to vote thereon at such meeting at which a quorum is present; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Kentucky, the Company's Amended Articles of Incorporation and these By-Laws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these By-Laws, or adopt such other By-Laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Company.

                                   Article X.

                                 Indemnification

Section 1. Right to Indemnification. Each person who was or is a director of the Company and who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnified Director"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Kentucky Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably


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incurred or suffered by such Indemnified Director in connection therewith and such indemnification shall continue as to an Indemnified Director who has ceased to be a director or officer and shall inure to the benefit of the Indemnified Director's heirs, executors and administrators. Each person who was or is an officer of the Company and not a director of the Company and who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any proceeding, by reason of the fact that he or she is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnified Officer"), whether the basis of such proceeding is alleged action in an official capacity as an officer or in any other capacity while serving as an officer, shall be indemnified and held harmless by the Company against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnified Officer to the same extent and under the same conditions that the Company must indemnify an Indemnified Director pursuant to the immediately preceding sentence and to such further extent as is not contrary to public policy and such indemnification shall continue as to an Indemnified Officer who has ceased to be an officer and shall inure to the benefit of the Indemnified Officer's heirs, executors and administrators. Notwithstanding the foregoing and except as provided in Section 2 of this Article X with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any Indemnified Director or Indemnified Officer in connection with a proceeding (or part thereof) initiated by such Indemnified Director or Indemnified Officer only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. As hereinafter used in this Article X, the term "indemnitee" means any Indemnified Director or Indemnified Officer. Any person who is or was a director or officer of a subsidiary of the Company shall be deemed to be serving in such capacity at the request of the Company for purposes of this Article X. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Kentucky Business Corporation Act requires, an advancement of expenses incurred by an indemnitee who at the time of receiving such advance is a director of the Company shall be made only upon: (i) delivery to the Company of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise;
(ii) delivery to the Company of a written affirmation of the indemnitee's good faith belief that he has met the standard of conduct that makes indemnification by the Company permissible under the Kentucky Business Corporation Act; and
(iii) a determination that the facts then known to those making the determination would not preclude indemnification under the Kentucky Business Corporation Act. The right to indemnification and advancement of expenses incurred in this Section 1 shall be a contract right.

Section 2. Right of Indemnitee to Bring Suit. If a claim under Section 1 of this
Article X is not paid in full by the Company within sixty days after a written claim has been received by the Company (except in the case of a claim for an advancement of expenses, in which case the


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applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part to any such suit or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit to enforce a right to an advancement of expenses brought by an indemnitee who will not be a director of the Company at the time such advance is made) it shall be a defense that, and in (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the standard of conduct that makes it permissible hereunder or under the Kentucky Business Corporation Act (the "applicable standard of conduct") for the Company to indemnify the indemnitee for the amount claimed. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met the applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article X or otherwise shall be on the Company.

Section 3. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Articles of Incorporation, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Kentucky Business Corporation Act.

Section 5. Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any person serving at the request of the Company as an agent or employee of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Company.


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Section 6. Repeal or Modification. Any repeal or modification of any provision of this Article X shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 7. Severability. In case any one or more of the provisions of this
Article X, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Article X, and any other application thereof, shall not in any way be affected or impaired thereby.


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